Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-230113) pertaining to the ShockWave Medical, Inc. 2019 Equity Incentive Plan, the ShockWave Medical, Inc. Employee Stock Purchase Plan, and the ShockWave Medical, Inc. 2009 Equity Incentive Plan, of our report dated March 12, 2020, with respect to the consolidated financial statements of ShockWave Medical, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

San Jose, California

March 12, 2020